Exhibit 99.1

     First Oak Brook Bancshares, Inc. Announces Second Quarter 2006 Earnings



    OAK BROOK, Ill.--(BUSINESS WIRE)--July 18, 2006--First Oak Brook Bancshares, Inc. (NASDAQ:FOBB):

    2006 Second Quarter Earnings

    (Unaudited)

    FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB) announced net income for the second quarter of 2006 of $3.573 million, down from $4.455 million for the second quarter of 2005. Diluted earnings per share (EPS) were $0.35 for the second quarter of 2006 compared to $0.45 for the second quarter of 2005, down 22%.
    Earnings for the second quarter of 2006 included a one-time gain on the sale of artwork of $2.498 million ($1.624 million after tax).
    Net interest income was $11.322 million for the second quarter of 2006 compared to $13.023 million for the second quarter of 2005. The decrease in net interest income resulted from a 53 basis point decrease in the net interest margin to 2.09%, partially offset by a 9% increase in average earning assets. The growth in average earning assets included an increase in average loans of $247.1 million, partially offset by a decrease in average investments of $46.1 million. The decline in the margin was primarily the consequence of interest rates rising faster on deposits than on loans and investments.
    The Company recorded a provision for loan losses of $180,000 in the second quarter of 2006. No provision was recorded in the second quarter of 2005.
    Other income, excluding securities gains and losses, increased 57% primarily as a result of the following:

    -- Other operating income - up $2,442,000, or 490%, primarily due to a one-time gain on the sale of artwork of $2,498,000.

    -- Merchant credit card processing fees - up $420,000, or 20%. The increase is primarily due to increased volume and new customer growth. Merchant volume rose 18% to $117.2 million at June 30, 2006 from $99.5 million at June 30, 2005. Merchant outlets totaled 647 at June 30, 2006 as compared to 628 at June 30, 2005. (Related merchant credit card interchange expense was up $370,000, or 22%, as noted below.)

    -- Investment management and trust fees - up $94,000, or 12%. The increase is due to increases in discretionary assets under management which rose to $886.6 million, up from $772.2 million at June 30, 2005. Total trust assets under administration rose to $1.132 billion, up from $978.1 million at June 30, 2005.

    -- Gain on mortgages sold - up $130,000, primarily due to increased mortgage originations arising from the "Guaranteed Best Rate" program. Mortgages originated, including mortgages sold and mortgages held in the portfolio, rose 14% to $36.9 million at June 30, 2006 from $32.5 million at June 30, 2005.

    --  Income from sale of covered call options - down $58,000.

    -- Treasury management fees - down $175,000, primarily due to higher earnings credit rates (ECRs) being paid on commercial checking account balances. Treasury management clients retain the option to pay for Bank services in cash fees or by maintaining deposits in their checking accounts, or a combination of both. As rates rise, so do the ECRs offered to clients on their checking balances, reducing the amounts clients have to make up in cash fees. Total treasury management revenues from both fees and balances are up $73,000 from the comparable period.

    Other expenses rose 19% for 2006 primarily as a result of the following:

    -- Merchant credit card interchange expense - up $370,000, or 22%, primarily due to increased volume.

    -- Salaries and employee benefits - up $1,153,000, or 18%, primarily due to higher compensation costs (including estimated incentive compensation) and an increase in average full-time equivalent (FTE) employees.

    -- Occupancy and equipment - up $208,000, or 15%, primarily due to branch expansion. The Bank opened four branches in 2005 (one in March and three in October) and one in May 2006, bringing the total branches to 22.

    -- Professional fees - up $196,000, or 71%, primarily due to merger related advisory fees, general corporate matters, and ongoing costs arising from lawsuits related to the previously disclosed 60 W. Erie loan fraud discovered in 2002.

    -- Other operating expenses - up $199,000, or 35%, primarily due to loss accruals and increased directors' fees for meetings related to the pending merger with MB Financial, Inc.

    Six Month Earnings

    (Unaudited)

    Net income for the first six months of 2006 was $6.995 million, down from $8.735 million for the first six months of 2005. Diluted EPS were $0.69 for the first six months of 2006 compared to $0.88 for the first six months of 2005, down 22%.
    Earnings for the first six months of 2006 included a gain on the sale of artwork of $2.498 million ($1.624 million after tax). Earnings also reflect an income adjustment totaling $1.034 million ($672,000 after tax) related to the conversion of merchant credit card processing fees and trust fees from the cash basis to the accrual basis of accounting. Merchant credit card processing and trust fees had historically been recorded on a one-month lag, and as a result of the income adjustment, an additional month of income for these items is included in the first six months of 2006. Excluding the gain and income adjustment, diluted EPS were $0.47 per share for the first six months of 2006.
    Net interest income was $22.786 million for the first six months of 2006 compared to $25.838 million for the first six months of 2005. The decrease in net interest income resulted from a 53 basis point decrease in the net interest margin to 2.13%, partially offset by a 10% increase in average earning assets. The growth in average earning assets included an increase in average loans of $246.1 million, partially offset by a decrease in average investments of $50.9 million.
    The Company recorded a provision for loan losses of $360,000 in the first six months of 2006. No provision was recorded in the first six months of 2005.
    Other income, excluding securities gains and losses, increased 45% primarily as a result of the following:

    -- Other operating income - up $2,475,000, or 291%, primarily due to a gain on the sale of artwork during the second quarter of $2,498,000.

    -- Merchant credit card processing fees - up $1,678,000, which includes the income adjustment of $768,000. Without the income adjustment, merchant fees would have increased $910,000, or 25%. The increase is primarily due to increased volume and new customer growth. Merchant volume rose 20% to $216.5 million at June 30, 2006 from $179.7 million at June 30, 2005. (Related merchant credit card interchange expense was up $729,000, or 24%, as noted below.)

    -- Investment management and trust fees - up $464,000, which includes the income adjustment of $266,000. Without the income adjustment, investment management and trust fees would have increased $198,000, or 13%.

    -- Gain on mortgages sold - up $220,000, primarily due to increased mortgage originations arising from the "Guaranteed Best Rate" program. Mortgages originated, including mortgages sold and mortgages held in the portfolio, rose 13% to $57.6 million at June 30, 2006 from $51.1 million at June 30, 2005.

    -- Income from sale of covered call options - down $240,000, or 78%, to $66,000 in 2006 compared to $306,000 in 2005.

    -- Treasury management fees - down $381,000, or 20%, primarily due to higher earnings credit rates (ECRs) being paid on commercial checking account balances. Total treasury management revenues from both fees and balances are up
        $121,000 from the comparable period.

    Other expenses rose 14% for 2006 primarily as a result of the following:

    -- Merchant credit card interchange expense - up $729,000, or 24%, primarily due to increased volume.

    -- Salaries and employee benefits - up $1,414,000, or 11%, primarily due to higher compensation costs and an increase in average full-time equivalents (FTE).

    -- Occupancy and equipment - up $460,000, or 16%, primarily due to branch expansion.

    -- Professional fees - up $216,000, or 37%, primarily due to merger related advisory fees, general corporate matters, and ongoing costs arising from lawsuits related to the previously disclosed 60 W. Erie loan fraud discovered in 2002.

    -- Data processing fees - up $144,000, or 15%, primarily due to additional fees related to branch expansion and merchant volume growth.

    -- Other operating expenses - up $205,000, or 19%, primarily due to loss accruals and increased directors' fees for meetings related to the merger.

    Chief Executive Officer's Comments

    Richard M. Rieser, Jr., Company CEO said, "This has been an extremely exciting quarter with the announcement on May 2, 2006 of the proposed merger between First Oak Brook Bancshares, Inc. and MB Financial, Inc. Our companies complement each other extremely well and I am very excited about the future opportunities for the combined company, which at $8.3 billion in projected assets will be a 'top ten' bank in Chicago.
    "The shareholder meetings are set for August 1, 2006, and we are working with MB Financial in completing the holding company merger, which we expect to occur in the third quarter. At the same time, our bank merger teams are working diligently toward a bank integration date before year-end.
    "We have stayed focused during this process, growing the loan portfolio $138 million since year end while shrinking the investment portfolio as planned.
    "In addition, we successfully sold 23 pieces of artwork with a basis of $1.1 million from our corporate art collection for a $2.5 million gain, helping boost second quarter earnings."

    Assets and Equity at June 30, 2006

    (Unaudited)

    Total assets were a record $2.362 billion at June 30, 2006, up 6% from $2.229 billion at December 31, 2005 and up 10% from $2.150 billion at June 30, 2005.
    Shareholders' equity was $134.9 million at June 30, 2006 compared to $134.6 million at December 31, 2005 and $136.3 million at June 30, 2005. Book value per share was $13.41 at June 30, 2006 compared to $13.68 at December 31, 2005, down due to an increase in outstanding shares resulting from exercised options. Equity includes an accumulated other comprehensive loss of $14.911 million at June 30, 2006 related to a decline in value of the Company's investment portfolio, compared to $7.607 million of other comprehensive loss at December 31, 2005. Other comprehensive income or loss rises or falls with increases or decreases in the market value of that portion of the investment portfolio which is classified as available-for-sale.
    Oak Brook Bank's capital ratios met the "well capitalized" criteria of the FDIC. "Well capitalized" status reduces regulatory burdens and lessens FDIC insurance assessments.

    Asset Quality

    (Unaudited)

    Net charge-offs at June 30, 2006 totaled $148,000 compared to $30,000 at June 30, 2005. In 2006, charge-offs of $391,000 and recoveries of $243,000 relate primarily to the Company's indirect vehicle portfolio. In 2005, charge-offs of $242,000 related primarily to the Company's indirect vehicle loan portfolio; recoveries totaled $212,000, of which $126,000 related to the Company's indirect vehicle portfolio, $32,000 was restitution from the 60 W. Erie loan fraud and $39,000 was a recovery on a commercial loan charged off in 2002.
    As of June 30, 2006, the Company's allowance for loan losses stood at $9.02 million, or .62% of loans outstanding, compared to $8.81 million, or .67% of loans outstanding, at December 31, 2005.
    At June 30, 2006, nonperforming loans (including nonaccrual loans of $292,000 and loans past due greater than 90 days of $823,000) were $1,115,000, compared to $797,000 at December 31, 2005.
    At June 30, 2006, nonperforming assets totaled $1,298,000, up from $900,000 at December 31, 2005. Nonperforming assets include nonperforming loans of $1,115,000 and repossessed vehicles held for sale of $183,000.
    There was no balance in OREO at June 30, 2006 due to the completed sales of all 24 units and 53 parking spaces at the 60 W. Erie condominium project. The Company is maintaining a warranty reserve to pay for any known or anticipated obligations at 60 W. Erie. The Bank remains the plaintiff in a number of civil lawsuits brought against various individuals and entities which arose as a result of the fraud perpetrated by original developers of this property. The amount and timing of any recoveries from the government-mandated restitution or the civil lawsuits cannot be ascertained at this time.

    Expanding Branch Network

    Oak Brook Bank currently operates 22 banking offices, 17 in the western suburbs of Chicago, three in the northern suburbs of Chicago, one at Huron and Dearborn Streets in downtown Chicago, and its newly opened office in the southwest suburb of Homer Glen. In addition, the Bank operates an Internet branch at www.obb.com.
    The Bank has announced the planned opening of one additional office in Oak Lawn (expected to open in late 2006) also in the south suburbs of Chicago. The Bank continues to evaluate branch expansion opportunities in the greater Chicago area.

    Shareholder Information

    The Company's common stock trades on the Nasdaq Stock Market(R) under the symbol FOBB.
    The Company is holding a special meeting of shareholders on August 1, 2006 to consider and approve the Agreement and Plan of Merger with MB Financial, Inc.
    Eighteen firms make a market in the Company's Common stock. The following seven firms provide research coverage: Howe Barnes Investments, Inc.; Sandler, O'Neill & Partners; Stifel Nicolaus & Co.; Keefe, Bruyette & Woods, Inc.; FTN Financial Securities Corp.; A.G. Edwards; and Sidoti & Co.
    At our Web site www.firstoakbrook.com you will find shareholder information including this press release, other documents related to the proposed merger between First Oak Brook Bancshares, Inc. and MB Financial, Inc., and electronic mail boxes. You will also have the option of directly linking to additional financial information filed by the Company with the SEC.
    The consolidated balance sheets, income statements, and selected financial data are enclosed.

    Forward-Looking Statements

    This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to the following: the requisite shareholder and regulatory approvals necessary to complete the proposed merger with MB Financial, Inc. might not be obtained, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; significant increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in regulatory approval or construction buildout and difficulties in attracting and retaining qualified personnel. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

    First Oak Brook Acquisition

    On May 1, 2006, MB Financial, Inc., Chicago, IL (MBFI), agreed to acquire the Company in a stock and cash merger valued at approximately $372 million, exclusive of stock options. Upon completion of the proposed merger, MBFI, on a proforma basis will have assets of $8.4. MBFI will be operating from 62 offices, and will become a "top ten" bank in the Chicago market.
    In the transaction, the Company's shareholders will receive, in exchange for each share of First Oak Brook common stock they hold, consideration with a value equal to the sum of (1) 0.8304 multiplied by the average of the closing prices of MBFI's common stock for the five consecutive trading days ending on the trading day before the date of completion of the merger and (2) $7.36. Each First Oak Brook shareholder will be entitled to elect to receive their merger consideration in the form of MBFI's common stock, cash or a combination of both, subject to limitations and prorations such that the aggregate merger consideration will be paid approximately 80% in MBFI's common stock and approximately 20% in cash. The total number of shares MBFI will issue and the total amount of cash MBFI will pay in the transaction are approximately 8.4 million shares and $74.0 million, respectively, subject to adjustment as provided in the merger agreement.
    The transaction is currently expected to be completed in the third quarter of 2006, subject to the customary closing conditions, the receipt of all regulatory approvals, the approval of MBFI stockholders of the issuance of the shares of MBFI's common stock in the transaction, and the approval of the shareholders of First Oak Brook.

    Additional Information About the Proposed Merger with MB
Financial, Inc.

    MB Financial, Inc. has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") in connection with the proposed merger of MB Financial, Inc. and First Oak Brook. The registration statement includes a joint proxy statement of MB Financial and First Oak Brook that also constitutes a prospectus of MB Financial, which was sent to the stockholders of MB Financial and First Oak Brook on or about June 26, 2006. Stockholders are advised to read the joint proxy statement/prospectus because it contains important information about MB Financial, First Oak Brook and the proposed transaction.
    In addition, these documents and other documents relating to the merger filed by MB Financial and First Oak Brook can be obtained free of charge from the SEC's website at www.sec.gov. These documents also can be obtained free of charge by accessing MB Financial's website at www.mbfinancial.com under the tab "Investor Relations" and then under "SEC Filings" or by accessing First Oak Brook's website at www.firstoakbrook.com under the tab "SEC Filings." Alternatively, these documents can be obtained free of charge from MB Financial upon written request to MB Financial, Inc., Secretary, 6111 North River Road, Rosemont, Illinois 60018 or by calling (847) 653-1992, or from First Oak Brook, upon written request to First Oak Brook Bancshares, Inc., Rosemarie Bouman, 1400 Sixteenth Street, Oak Brook, Illinois 60523, or by calling (630) 571-1050, extension 258.

    This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                (Unaudited)               (Unaudited)
                                  June 30,   December 31,   June 30,
                                   2006         2005         2005
                                --------------------------------------
                                        (Dollars in thousands)
Assets
  Cash and due from banks           $41,781      $37,445      $35,427
  Fed funds sold and interest-
   bearing deposits with other
   banks                             12,498        3,316       41,409
  Investment securities:
      Held-to-maturity, at
       amortized cost                34,399       33,118       37,554
      Available-for-sale, at
       fair value                   702,819      738,277      711,027
      Trading, at fair value            901          924          907
      Non-marketable securities
       - FHLB stock                  15,615       20,378       19,941
                                ------------ ------------ ------------
  Total investment securities       753,734      792,697      769,429
  Loans:
      Commercial                    121,173      130,772      130,808
      Syndicated                     89,209       63,272       64,389
      Construction                  150,336      122,689      111,675
      Commercial mortgage           320,030      279,018      258,145
      Residential mortgage          140,854      130,819      125,643
      Home equity                   169,203      158,279      158,546
      Indirect auto                 354,538      333,863      303,386
      Indirect Harley Davidson       85,255       71,341       65,673
      Other consumer                 20,273       22,211        8,548
                                ------------ ------------ ------------
  Total loans, net of unearned
   income                         1,450,871    1,312,264    1,226,813
  Allowance for loan losses          (9,024)      (8,812)      (8,516)
                                ------------ ------------ ------------
  Net loans                       1,441,847    1,303,452    1,218,297
  Other real estate owned, net
   of valuation reserve                   -           15          936
  Premises and equipment, net
   of accumulated depreciation       41,948       40,684       37,024
  Bank owned life insurance          26,351       25,853       25,349
  Other assets                       44,245       25,830       21,989
                                ------------ ------------ ------------
Total assets                     $2,362,404   $2,229,292   $2,149,860
                                ============ ============ ============



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                (Unaudited)               (Unaudited)
                                  June 30,   December 31,   June 30,
                                   2006         2005         2005
                                --------------------------------------
                                        (Dollars in thousands)
Liabilities
  Noninterest-bearing demand
   deposits                        $262,953     $278,667     $279,506
  Interest-bearing deposits:
    Savings deposits and NOW
     accounts                       251,364      258,683      258,112
    Money market accounts           251,490      267,060      210,446
    Time deposits:
           Under $100,000           508,780      493,443      423,505
           $100,000 and over        639,756      585,829      643,153
                                ------------ ------------ ------------
    Total interest-bearing
     deposits                     1,651,390    1,605,015    1,535,216
                                ------------ ------------ ------------
  Total deposits                  1,914,343    1,883,682    1,814,722
  Fed funds purchased and
   securities sold under
   agreements to repurchase          80,784       31,531       24,370
  Treasury, tax and loan demand
   notes                              4,459        6,472        5,478
  FHLB of Chicago borrowings        173,873      133,888      128,903
  Junior subordinated notes
   issued to capital trusts          23,713       23,713       23,713
  Other liabilities                  30,318       15,419       16,388
                                ------------ ------------ ------------
Total liabilities                 2,227,490    2,094,705    2,013,574
Shareholders' equity:
  Preferred stock                         -            -            -
  Common stock                       21,850       21,850       21,850
  Surplus                            10,818        9,021        8,186
  Accumulated other
   comprehensive loss               (14,911)      (7,607)        (632)
  Retained earnings                 127,848      124,455      120,104
  Less:  cost of shares in
   treasury                         (10,691)     (13,132)     (13,222)
                                ------------ ------------ ------------
Total shareholders' equity          134,914      134,587      136,286
                                ------------ ------------ ------------
Total liabilities and
 shareholders' equity            $2,362,404   $2,229,292   $2,149,860
                                ============ ============ ============



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                      Three months ended       Six months ended
(In thousands except       June 30,       %        June 30,       %
 per share data)         2006     2005  Change   2006     2005  Change
                      ------------------------ -----------------------

Interest and dividend
 income:
  Loans                $22,021  $15,713    40  $41,480  $29,575    40
  Investment
   securities:
    U.S. Treasuries
     and Government
     sponsored
     enterprises         7,658    7,456     3   15,275   15,079     1
    State and
     municipal
     obligations           445      439     1      863      864    (0)
    Corporate and
     other securities      616      822   (25)   1,298    1,660   (22)
  Fed funds sold and
   interest-bearing
   deposits with
   other banks             239      251    (5)     849      377   125
                      --------- --------       -------- --------
Total interest and
 dividend income        30,979   24,681    26   59,765   47,555    26
Interest expense:
  Savings deposits and
   NOW accounts          1,350      869    55    2,555    1,724    48
  Money market
   accounts              2,127    1,047   103    4,309    1,688   155
  Time deposits         12,538    7,812    60   23,263   14,377    62
  Fed funds purchased
   and securities sold
   under agreements
   to repurchase         1,076      223   383    1,351      418   223
  Treasury, tax and
   loan demand notes        75       63    19      112       74    51
  FHLB of Chicago
   borrowings            1,921    1,157    66    4,272    2,523    69
  Junior subordinated
   notes issued to
   capital trusts          570      487    17    1,117      913    22
                      --------- --------       -------- --------
Total interest expense  19,657   11,658    69   36,979   21,717    70
                      --------- --------       -------- --------
  Net interest income   11,322   13,023   (13)  22,786   25,838   (12)
Provision for loan
 losses                    180        -    (a)     360        -    (a)
                      --------- --------       -------- --------
  Net interest income
   after provision for
   loan losses          11,142   13,023   (14)  22,426   25,838   (13)



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                      Three months ended       Six months ended
(In thousands except       June 30,       %        June 30,       %
 per share data)         2006     2005  Change   2006     2005  Change
                      ------------------------ -----------------------

Other income:
  Service charges on
   deposit accounts:
    Treasury
     management            734      909   (19)   1,485    1,866   (20)
    Retail and small
     business              325      317     3      638      582    10
  Investment
   management and
   trust fees              856      762    12    1,960    1,496    31
  Merchant credit card
   processing fees       2,476    2,056    20    5,385    3,707    45
  Gains on mortgages
   sold, net               317      187    70      495      275    80
  Increase in cash
   surrender value of
   bank owned life
   insurance               251      247     2      498      491     1
  Income from sale of
   covered call
   options                   -       58  (100)      66      306   (78)
  Securities dealer
   income                   92       57    61      171       92    86
  Other operating
   income                2,940      498   490    3,326      851   291
  Net investment
   securities gains
   (losses)                  -      135    (a)     (71)     298    (a)
                      --------- --------       -------- --------
Total other income       7,991    5,226    53   13,953    9,964    40
Other expenses:
  Salaries and
   employee benefits     7,444    6,291    18   14,202   12,788    11
  Occupancy              1,030      859    20    2,100    1,735    21
  Equipment                594      557     7    1,168    1,073     9
  Data processing          589      494    19    1,127      983    15
  Professional fees        472      276    71      798      582    37
  Postage, stationery
   and supplies            334      282    18      622      523    19
  Advertising and
   business
   development             706      706     0    1,271    1,217     4
  Merchant credit card
   interchange           2,070    1,700    22    3,791    3,062    24
  Other operating
   expense                 769      570    35    1,295    1,090    19
                      --------- --------       -------- --------
Total other expense     14,008   11,735    19   26,374   23,053    14
                      --------- --------       -------- --------
Income before income
 taxes                   5,125    6,514   (21)  10,005   12,749   (22)
  Income tax expense     1,552    2,059   (25)   3,010    4,014   (25)
                      --------- --------       -------- --------
Net income              $3,573   $4,455   (20)  $6,995   $8,735   (20)
                      ========= ========       ======== ========

Diluted earnings per
 share                   $0.35    $0.45   (22)   $0.69    $0.88   (22)
                      ========= ========       ======== ========

(a) Percentage change information not meaningful.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)


(In thousands  Three months ended             Six months ended
 except per         June 30,        %            June 30,         %
 share data)    2006        2005  Change     2006        2005   Change
           ----------------------------- -----------------------------

AVERAGE BALANCES:
 Loans, net
  of unearned
  income   $1,410,622  $1,163,565    21  $1,368,715  $1,122,570    22
 Investment
  securities  768,902     814,973    (6)    778,701     829,603    (6)
 Earning
  assets    2,199,390   2,014,411     9   2,183,934   1,980,874    10
 Total
  assets    2,325,337   2,125,483     9   2,306,081   2,094,268    10
 Demand
  deposits    259,485     277,098    (6)    266,299     274,129    (3)
 Total
  deposits  1,876,662   1,779,878     5   1,867,678   1,740,076     7
 Interest
  bearing
  liabil-
  ities     1,912,631   1,701,787    12   1,889,038   1,673,048    13
 Shareholders'
  equity      134,995     131,946     2     134,862     132,503     2

COMMON
 STOCK
 DATA:
 Earnings
  per
  share:
   Basic         0.36        0.45   (20)       0.70        0.89   (21)
   Diluted       0.35        0.45   (22)       0.69        0.88   (22)
 Weighted
  average
  shares
  outstanding:
   Basic   10,061,868   9,802,540     3   9,982,115   9,821,210     2
   Diluted 10,136,048   9,946,913     2  10,073,723   9,976,629     1
 Cash
  dividends
  paid per
  share         $0.18       $0.18     0       $0.36       $0.34     6
 Market
  price at
  period
  end          $37.00      $28.22    31
 Tangible
  book
  value per
  share        $13.41      $13.68    (2)
 Price to        2.76x       2.06x
  book
  ratio                              34
 Price to       25.00x      15.42x
  earnings
  ratio (1)                          62
 Period end
  shares
  outstand-
  ing      10,061,377   9,794,170     3

FINANCIAL
 RATIOS
 Return on
  average
  assets (2)     0.62%       0.84%  (26)       0.61%       0.84%  (27)
 Return on
  average
  shareholders'
  equity (2)    10.62%      13.54%  (22)      10.46%      13.29%  (21)
 Overhead
  ratio (2)      1.10%       1.30%  (15)       1.15%       1.33%  (14)
 Efficiency
  ratio (2)     72.53%      64.31%   13       71.79%      64.39%   11
 Net
  interest
  margin on
  average
  earning
  assets (2, 3)  2.09%       2.62%  (20)       2.13%       2.66%  (20)
 Net
  interest
  spread (2, 3)  1.56%       2.19%  (29)       1.60%       2.25%  (29)
 Dividend
  payout
  ratio (2)     51.16%      39.26%   30       51.50%      40.39%   28


--------
(1) Calculated using the end of period market price divided by the last twelve months diluted earnings of $1.48 per share in 2006 and $1.83 per share in 2005.

(2) Annualized ratio.

(3) Tax equivalent basis. The net interest margin calculations include the effects of tax equivalent adjustments for tax exempt loans and investment securities using a tax rate of 35% in 2006 and 2005. Tax equivalent interest income for the three months ended June 30, 2006 and 2005 includes a tax equivalent adjustment of $152 and $140, respectively. Tax equivalent interest income for the six months ended June 30, 2006 and 2005 includes a tax equivalent adjustment of $290 and $274, respectively.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                  June 30,   December 31,   June 30,
(Dollars in thousands)              2006         2005        2005
                                --------------------------------------
CAPITAL RATIOS

Company Consolidated                $172,824     $165,180    $159,560
  Tier 1 capital ratio                  9.90%       10.23%      10.64%
                                    $181,849     $173,992    $168,077
  Total risk-based capital ratio       10.41%       10.77%      11.20%
                                    $172,824     $165,180    $159,560
  Capital leverage ratio                7.34%        7.36%       7.45%

Oak Brook Bank (minimum for
 "well capitalized"):               $169,558     $152,688    $147,517
  Tier 1 capital ratio (6%)             9.81%        9.51%       9.91%
                                    $178,583     $161,500    $156,034
  Total risk-based capital ratio
   (10%)                               10.33%       10.06%      10.48%
                                    $169,558     $152,688    $147,517
  Capital leverage ratio (5%)           7.23%        6.85%       6.93%

TRUST ASSETS
  Discretionary assets under
   management                       $886,559     $832,816    $772,153
  Total assets under
   administration                  1,131,751    1,057,098     978,053

ASSET QUALITY RATIOS
Nonperforming loans                   $1,115         $797        $161
Nonperforming assets (1)               1,298          900       1,190
Nonperforming loans to total
 loans                                  0.08%        0.06%       0.01%
Nonperforming assets to total
 assets                                 0.05%        0.04%       0.06%
Net charge-offs to average loans
 (annualized)                           0.02%        0.01%       0.01%
Allowance for loan losses to
 total loans                            0.62%        0.67%       0.69%
Allowance for loan losses to            8.09x       11.06x      52.90x
 nonperforming loans

ROLLFORWARD OF ALLOWANCE FOR
 LOAN LOSSES
Balance at January 1                  $8,812                   $8,546
Charge-offs during the period:
  Commercial loans                         -                       (1)
  Indirect vehicle loans                (389)                    (237)
  Consumer loans                          (2)                      (4)
                                -------------             ------------
Total charge-offs                       (391)                    (242)
                                -------------             ------------
Recoveries during the period:
  Commercial loans                         -                       39
  Construction, land acquisition
   and development loans                   -                       32
  Indirect vehicle loans                 241                      126
  Consumer loans                           2                       15
                                -------------             ------------
Total recoveries                         243                      212
                                -------------             ------------
Net (charge-offs) recoveries
 during the period                      (148)                     (30)
Provision for loan losses                360                        -
                                -------------             ------------
Allowance for loan losses at
 June 30                              $9,024                   $8,516
                                =============             ============

(1) Includes nonperforming loans, OREO and repossessed vehicles.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME (UNAUDITED)

                       2006                      2005
                 ----------------- -----------------------------------
                  Second   First    Fourth   Third    Second   First
                 Quarter  Quarter  Quarter  Quarter  Quarter  Quarter
                 -------- -------- -------- -------- -------- --------
                         (In thousands except per share data)

Interest income  $30,979  $28,786  $28,233  $26,266  $24,681  $22,874

Interest expense  19,657   17,322   15,431   13,548   11,658   10,059
                 -------- -------- -------- -------- -------- --------

Net interest
 income           11,322   11,464   12,802   12,718   13,023   12,815

Provision for
 loan losses         180      180      180      180        -        -

Other income       7,991    5,962    4,891    5,349    5,226    4,738

Other expense     14,008   12,366   12,026   12,071   11,735   11,318
                 -------- -------- -------- -------- -------- --------

Income before
 income taxes      5,125    4,880    5,487    5,816    6,514    6,235

Income tax
 expense           1,552    1,458    1,653    1,752    2,059    1,955
                 -------- -------- -------- -------- -------- --------

Net income        $3,573   $3,422   $3,834   $4,064   $4,455   $4,280
                 ======== ======== ======== ======== ======== ========

Basic earnings
 per share         $0.36    $0.35    $0.39    $0.41    $0.45    $0.43
                 ======== ======== ======== ======== ======== ========

Diluted earnings
 per share         $0.35    $0.34    $0.38    $0.41    $0.45    $0.43
                 ======== ======== ======== ======== ======== ========

ROA (1)             0.62%    0.61%    0.69%    0.74%    0.84%    0.84%
ROE (1)            10.62%   10.30%   11.45%   11.86%   13.54%   13.04%
Net interest
 margin (1)         2.09%    2.17%    2.44%    2.48%    2.62%    2.70%


-----------------
(1) Annualized ratio.




    CONTACT: First Oak Brook Bancshares, Inc.
             Rosemarie Bouman, 630-571-1050 ext. 258
             rbouman@obb.com